Exhibit 99

NEWS RELEASE
Ingredion Incorporated
5 Westbrook Corporate Center	CONTACTS:
Westchester, IL 60154	Investors: Noah Weiss, 773-896-5242
Media: Becca Hary, 708-551-2602

INGREDION INCORPORATED REPORTS STRONG THIRD QUARTER
RESULTS AND RAISES FULL-YEAR OUTLOOK

•Third quarter 2023 reported and adjusted operating income* grew 17% and 15%, respectively, compared to PY
•Third quarter 2023 reported and adjusted EPS* were $2.36 and $2.33, an increase of 48% and 35%, respectively
•The Company raises its full-year adjusted EPS outlook to $9.05 - $9.45, up from $8.80 - $9.40

WESTCHESTER, Ill., November 7, 2023 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food and beverage manufacturing industry, today reported results for the third quarter of 2023. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for the third quarter of 2023 and 2022, include items that are excluded from the non-GAAP financial measures that the Company presents.

“We continued to successfully manage our business in the third quarter with our approach to product pricing and customer mix, while also driving operational excellence and productivity to mitigate the impact of cost inflation. This enabled us to deliver 15% adjusted operating income growth for the quarter,” said Jim Zallie, Ingredion’s president and chief executive officer.

“Our business continues to demonstrate resilience, evidenced by the diversity of our markets and product portfolio, and the strength of our business model. For example, our Food Systems business in Europe demonstrated mid-single-digit volume growth from greater penetration into private label. While lower corn costs around the globe contributed to lower net sales growth, we were encouraged by sequential quarterly improvement in sales volumes despite inventory rebalancing by customers that continued to work its way through the supply chain.”

“Our updated full-year guidance reflects our confidence to deliver revenue and profit growth above our four-year growth outlook. We continue to execute against our Driving Growth Roadmap creating long-term value for shareholders, and are committed to total shareholder return as evidenced by the increase in the dividend rate and shares repurchased during the quarter,” Zallie concluded.

*Adjusted diluted earnings per share (“adjusted EPS”), adjusted operating income, and adjusted effective income tax rate are non-GAAP financial measures. See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this news release for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures.

INGREDION REPORTS THIRD QUARTER 2023 RESULTS – Page 2
Diluted Earnings Per Share (EPS)

	3Q22	3Q23
Reported EPS	$1.59	$2.36
Restructuring/Impairment costs	—	0.10
Tax items and other matters	0.14	(0.13)
Adjusted EPS**	$1.73	$2.33
Estimated factors affecting changes in Reported and Adjusted EPS

3Q23
Total items affecting EPS**	0.60
Total operating items	0.29
Margin	0.66
Volume	(0.36)
Foreign exchange	0.02
Other income	(0.03)
Total non-operating items	0.31
Other non-operating income	(0.04)
Financing costs	(0.01)
Tax Rate	0.36
Shares outstanding	(0.01)
Non-controlling interests	0.01
** Totals may not foot due to rounding

Financial Highlights
•At September 30, 2023, total debt and cash, including short-term investments, were $2.4 billion and $341 million, respectively, versus $2.5 billion and $239 million, respectively, at December 31, 2022.
•Reported net financing costs for the third quarter were $26 million versus $24 million for the year-ago period.
•Reported and adjusted effective tax rates for the quarter were 13.5% and 17.3%, respectively, compared to 32.3% and 30.6%, respectively, in the year-ago period. The decrease in the reported effective tax rate was primarily driven by a recently issued IRS Notice 2023-55 allowing the Company to claim certain foreign tax credits against U.S. taxes, favorable country earnings mix primarily due to Brazil tax law developments, and a related increase in the Company’s foreign-derived intangible income deduction.
•Capital expenditures, net were $231 million, up $35 million from the year-ago period.

INGREDION REPORTS THIRD QUARTER 2023 RESULTS – Page 3
Business Review
Total Ingredion
Net Sales

$ in millions	2022	FX Impact	Volume	Price mix	2023	Change	Change excl. FX
Third Quarter	2,023	10	(159)	159	2,033	1%	—%
Year-to-Date	5,959	(100)	(500)	880	6,239	5%	6%

Reported Operating Income

$ in millions	2022	FX Impact	Business Drivers	Acquisition / Integration	Restructuring / Impairment	Other	2023	Change	Change excl. FX
Third Quarter	182	1	27	—	(10)	13	213	17%	16%
Year-to-Date	605	(18)	165	1	(6)	8	755	25%	28%
Adjusted Operating Income

$ in millions	2022	FX Impact	Business Drivers	2023	Change	Change excl. FX
Third Quarter	191	1	27	219	15%	14%
Year-to-Date	619	(18)	165	766	24%	27%
Net Sales
•Third quarter and year-to-date net sales were up from the year-ago period 1% and 5%, respectively. The increases were driven by both price mix and foreign exchange impacts, partially offset by volume declines. Excluding foreign exchange impacts, net sales were flat and up 6%, respectively, for the quarter and year-to-date.
Operating Income
•Third quarter reported and adjusted operating income were $213 million and $219 million, an increase of 17% and 15%, respectively, versus the prior year. The increases were driven by favorable price mix, partially offset by higher input costs and lower volume. Excluding foreign exchange impacts, reported and adjusted operating income were up 16% and 14%, respectively, from the same periods last year.
•Year-to-date reported and adjusted operating income were $755 million and $766 million, an increase of 25% and 24%, respectively, versus the year-ago period. The increases in reported and adjusted operating income were attributable to favorable price mix, partially offset by higher raw material and input costs and lower volume. Excluding foreign exchange impacts, reported and adjusted operating income were up 28% and 27%, respectively, from the same periods last year.
North America
Net Sales

$ in millions	2022	FX Impact	Volume	Price mix	2023	Change	Change excl. FX
Third Quarter	1,262	(3)	(110)	151	1,300	3%	3%
Year-to-Date	3,720	(18)	(316)	612	3,998	7%	8%

INGREDION REPORTS THIRD QUARTER 2023 RESULTS – Page 4
Segment Operating Income

$ in millions	2022	FX Impact	Business Drivers	2023	Change	Change excl. FX
Third Quarter	126	—	45	171	36%	36%
Year-to-Date	443	(3)	135	575	30%	30%
•Third quarter operating income for North America was $171 million, an increase of $45 million from the year-ago period, and year-to-date operating income was $575 million, an increase of $132 million from the year ago period. The increases for both periods were driven by favorable price mix, partially offset by higher input costs and lower volume.
South America
Net Sales

$ in millions	2022	FX Impact	Volume	Price mix	2023	Change	Change excl. FX
Third Quarter	293	21	(14)	(31)	269	(8)%	(15)%
Year-to-Date	835	(2)	(63)	25	795	(5)%	(5)%
Segment Operating Income

$ in millions	2022	FX Impact	Business Drivers	2023	Change	Change excl. FX
Third Quarter	48	3	(19)	32	(33)%	(40)%
Year-to-Date	125	(2)	(27)	96	(23)%	(22)%
•Third quarter operating income for South America was $32 million, a decrease of $16 million from the year-ago period, and year-to-date operating income was $96 million, a decrease of $29 million from the year-ago period. The decrease in both periods was driven primarily by lower volume and higher energy costs. Excluding foreign exchange impacts, segment operating income was down -40% and -22%, respectively, for the third quarter and year-to-date.
Asia-Pacific
Net Sales

$ in millions	2022	FX Impact	Volume	Price mix	2023	Change	Change excl. FX
Third Quarter	278	—	(11)	5	272	(2)%	(2)%
Year-to-Date	825	(21)	(65)	77	816	(1)%	1%
Segment Operating Income

$ in millions	2022	FX Impact	Business Drivers	2023	Change	Change excl. FX
Third Quarter	27	—	6	33	22%	22%
Year-to-Date	70	(2)	20	88	26%	29%
•Third quarter operating income for Asia-Pacific was $33 million, up $6 million from the year-ago period, and year-to-date operating income was $88 million, an increase of $18 million from the year-ago period. The change in both periods was driven by favorable price mix, partially offset by higher input costs and lower volumes. Excluding foreign exchange impacts, segment operating income was up 22% and 29%, respectively, for the third quarter and year-to-date.

INGREDION REPORTS THIRD QUARTER 2023 RESULTS – Page 5
Europe, Middle East, and Africa (EMEA)
Net Sales

$ in millions	2022	FX Impact	Volume	Price mix	2023	Change	Change excl. FX
Third Quarter	190	(8)	(24)	34	192	1%	5%
Year-to-Date	579	(59)	(56)	166	630	9%	19%
Segment Operating Income

$ in millions	2022	FX Impact	Business Drivers	2023	Change	Change excl. FX
Third Quarter	30	(2)	4	32	7%	13%
Year-to-Date	90	(11)	52	131	46%	58%
•Third quarter operating income for EMEA was $32 million, up $2 million from the year-ago period, and year-to-date operating income was $131 million, an increase of $41 million from the year-ago period. The changes were driven by favorable price mix, partially offset by lower volume, higher raw material costs and foreign exchange impacts. Excluding foreign exchange impacts, segment operating income was up 13% and 58%, respectively, for the third quarter and year-to-date.
Dividends and Share Repurchases
In the first nine months of 2023, the Company paid $143 million in dividends to shareholders. The Company declared a quarterly dividend of $0.78 per share that was paid on October 24, 2023, which represented a 10% increase from the prior quarterly dividend rate, for the ninth consecutive annual increase. During the quarter, the Company repurchased $101 million of outstanding shares of common stock. To support total shareholder return as an important element of its capital allocation strategy, the Company is dedicated to returning value to shareholders through cash dividends and share repurchases.
Updated 2023 Full-Year Outlook
The Company expects its outlook for full-year 2023 reported and adjusted EPS to be in the range of $9.25 to $9.65 and $9.05 to $9.45, respectively. This expectation excludes acquisition-related integration and restructuring costs, as well as any potential impairment costs.
The Company now expects full-year 2023 net sales to be up mid-single-digits reflecting softer volume demand. Reported and adjusted operating income are both expected to be up high double-digits.
Compared to last year, the 2023 full-year outlook now assumes the following: North America operating income is expected to be up 20% to 25%, with price mix continuing to outpace lower volume and cost increases; South America operating income is expected to be down mid to high-teens, with higher input costs more than offsetting favorable price mix; Asia-Pacific operating income is expected to be up high double-digits, driven by favorable price mix and PureCircle growth, partially offset by higher input costs; and EMEA operating income is expected to be up 40% to 45% driven by favorable price mix. Corporate costs are expected to be up high single-digits.
For full-year 2023, the Company expects a reported and adjusted effective tax rate of 22.5% to 23.5% and 25.0% to 26.0%, respectively.
Cash from operations for full-year 2023 is now expected to be in the range of $650 million to $750 million. Capital expenditures for the full year are expected to be approximately $310 million.

INGREDION REPORTS THIRD QUARTER 2023 RESULTS – Page 6
Conference Call and Webcast Details
Ingredion will host a conference call on Tuesday, November 7, 2023, at 8 a.m. CT/ 9 a.m ET, hosted by Jim Zallie, president and chief executive officer, and Jim Gray, executive vice president and chief financial officer. The call will be webcast in real time and can be accessed at https://ir.ingredionincorporated.com/events-and-presentations. A presentation containing additional financial and operating information will be accessible through the Company’s website and available to download a few hours prior to the start of the call. A replay will be available for a limited time at https://ir.ingredionincorporated.com/financial-information/quarterly-results.
About the Company
Ingredion Incorporated (NYSE: INGR) headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With 2022 annual net sales of nearly $8 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredient solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion’s Idea Labs® innovation centers around the world and approximately 12,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.
Forward-Looking Statements
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.
Forward-looking statements include, among others, any statements regarding the Company’s expectations for full-year 2023 reported and adjusted EPS, net sales, reported and adjusted operating income, segment operating income, corporate costs, reported and adjusted effective tax rate, cash from operations, capital expenditures, and any other statements regarding the Company’s prospects and its future operations, financial condition, volumes, cash flows, expenses or other financial items, including management’s plans or strategies and objectives for any of the foregoing and any assumptions, expectations or beliefs underlying any of the foregoing.
These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunities,” “potential,” “provisional,” or other similar expressions or the negative thereof. All statements other than statements of historical facts therein are “forward-looking statements.”
These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.
Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various risks and uncertainties, including effects of the conflict between Russia and Ukraine, including the impacts on the availability and prices of raw materials and energy supplies and volatility in foreign exchange and interest rates; changing consumption preferences relating to high fructose corn syrup and other products we make; the effects of global economic conditions and the general political, economic, business, and market conditions that affect customers and consumers in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, and the impact these factors may have on our sales volumes, the pricing of our products and our ability to collect our receivables from customers; future purchases of our products by major industries which we serve and from which we derive a significant portion of our sales, including, without limitation, the food, beverage, animal nutrition, and brewing industries; the impact of COVID-19 on our business, the demand for our products and our financial results; the uncertainty of acceptance of products developed through genetic modification and biotechnology; our ability to develop or acquire new products and services at rates or of qualities sufficient to gain market acceptance; increased competitive and/or customer pressure in the corn-refining industry and related industries, including with respect to the markets and prices for our primary products and our co-products, particularly corn oil; price fluctuations, supply chain disruptions, and shortages affecting inputs to our production processes and delivery channels, including raw materials, energy costs and availability and freight and logistics; our ability to contain costs, achieve budgets, and realize expected synergies, including with

INGREDION REPORTS THIRD QUARTER 2023 RESULTS – Page 7
respect to our ability to complete planned maintenance and investment projects on time and on budget as well as with respect to freight and shipping costs; operating difficulties at our manufacturing facilities and liabilities relating to product safety and quality; the effects of climate change and legal, regulatory, and market measures to address climate change; our ability to successfully identify and complete acquisitions or strategic alliances on favorable terms as well as our ability to successfully integrate acquired businesses or implement and maintain strategic alliances and achieve anticipated synergies with respect to all of the foregoing; economic, political and other risks inherent in conducting operations in foreign countries and in foreign currencies; the behavior of financial and capital markets, including with respect to foreign currency fluctuations, fluctuations in interest and exchange rates and market volatility and the associated risks of hedging against such fluctuations; the failure to maintain satisfactory labor relations; our ability to attract, develop, motivate, and maintain good relationships with our workforce; the impact on our business of natural disasters, war, threats or acts of terrorism, the outbreak or continuation of pandemics such as COVID-19, or the occurrence of other significant events beyond our control; the impact of impairment charges on our goodwill or long-lived assets; changes in government policy, law, or regulation and costs of legal compliance, including compliance with environmental regulation; changes in our tax rates or exposure to additional income tax liability; increases in our borrowing costs that could result from increased interest rates; our ability to raise funds at reasonable rates and other factors affecting our access to sufficient funds for future growth and expansion; security breaches with respect to information technology systems, processes, and sites; volatility in the stock market and other factors that could adversely affect our stock price; risks affecting the continuation of our dividend policy; and our ability to maintain effective internal control over financial reporting.
Our forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” and other information included in our Annual Report on Form 10-K for the year ended December 31, 2022, and our subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.
###

Ingredion Incorporated
Condensed Consolidated Statements of Income
(Unaudited)

(in millions, except per share amounts)	Three Months Ended September 30,		Change %	Nine Months Ended September 30,		Change %
	2023	2022		2023	2022
Net sales	$2,033	$2,023	1%	$6,239	$5,959	5%
Cost of sales	1,612	1,649		4,890	4,816
Gross profit	421	374	13%	1,349	1,143	18%

Operating expenses	203	180	13%	578	528	9%
Other operating (income) expense	(5)	10		6	4
Restructuring/impairment charges	10	2		10	6
Operating income	213	182	17%	755	605	25%
Financing costs	26	24		88	65
Other non-operating expense (income)	2	(3)		4	(4)
Income before income taxes	185	161	15%	663	544	22%
Provision for income taxes	25	52		145	157
Net income	160	109	47%	518	387	34%
Less: Net income attributable to non-controlling interests	2	3		6	9
Net income attributable to Ingredion	$158	$106	49%	$512	$378	35%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	66.0	65.8		66.1	66.4
Diluted	67.0	66.6		67.1	67.1

Earnings per common share of Ingredion:
Basic	$2.39	$1.61	49%	$7.75	$5.69	36%
Diluted	$2.36	$1.59	48%	$7.63	$5.63	36%

Ingredion Incorporated
Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	September 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$335	$236
Short-term investments	6	3
Accounts receivable, net	1,380	1,411
Inventories	1,502	1,597
Prepaid expenses	66	62
Total current assets	3,289	3,309

Property, plant and equipment, net	2,401	2,407
Intangible assets, net	1,296	1,301
Other assets	563	544
Total assets	$7,549	$7,561

Liabilities and equity
Current liabilities
Short-term borrowings	$466	$543
Accounts payable and accrued liabilities	1,202	1,339
Total current liabilities	1,668	1,882

Long-term debt	1,940	1,940
Other non-current liabilities	474	477
Total liabilities	4,082	4,299

Share-based payments subject to redemption	49	48
Redeemable non-controlling interests	41	51

Ingredion stockholders' equity:
Preferred stock — authorized 25,000,000 shares — $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares — $0.01 par value, 77,810,875 issued at September 30, 2023 and December 31, 2022	1	1
Additional paid-in capital	1,143	1,132
Less: Treasury stock (common stock: 12,623,174 and 12,116,920 shares at September 30, 2023 and December 31, 2022, respectively) at cost	(1,211)	(1,148)
Accumulated other comprehensive loss	(1,144)	(1,048)
Retained earnings	4,575	4,210
Total Ingredion stockholders' equity	3,364	3,147
Non-redeemable non-controlling interests	13	16
Total equity	3,377	3,163
Total liabilities and equity	$7,549	$7,561

Ingredion Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(in millions)	Nine Months Ended September 30,
	2023	2022
Cash provided by operating activities:
Net income	$518	$387
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	165	160
Mechanical stores expense	48	42
Deferred income taxes	(7)	(3)
Margin accounts	2	(11)
Changes in other trade working capital	(118)	(578)
Other	39	83
Cash provided by operating activities	647	80

Cash used for investing activities:
Capital expenditures and mechanical stores purchases	(233)	(203)
Proceeds from disposal of manufacturing facilities and properties	2	7
Payments for acquisitions, net of cash acquired	—	(7)
Other	(11)	1
Cash used for investing activities	(242)	(202)

Cash (used for) provided by financing activities:
Proceeds from borrowings, net	(16)	34
Commercial paper borrowings, net	(57)	372
Repurchases of common stock, net	(101)	(112)
Issuances of common stock for share-based compensation, net	18	1
Purchases of non-controlling interests	(2)	(40)
Dividends paid, including to non-controlling interests	(143)	(133)
Cash (used for) provided by financing activities	(301)	122

Effect of foreign exchange rate changes on cash	(5)	(34)
Increase (decrease) in cash and cash equivalents	99	(34)
Cash and cash equivalents, beginning of period	236	328
Cash and cash equivalents, end of period	$335	$294

Ingredion Incorporated
Supplemental Financial Information
(Unaudited)
I. Geographic Information of Net Sales and Operating Income

(in millions, except for percentages)	Three Months Ended September 30,		Change	Change Excl. FX	Nine Months Ended September 30,		Change	Change Excl. FX
	2023	2022			2023	2022
Net Sales
North America	$1,300	$1,262	3%	3%	$3,998	$3,720	7%	8%
South America	269	293	(8%)	(15%)	795	835	(5%)	(5%)
Asia-Pacific	272	278	(2%)	(2%)	816	825	(1%)	1%
EMEA	192	190	1%	5%	630	579	9%	19%
Total Net Sales	$2,033	$2,023	1%	—%	$6,239	$5,959	5%	6%

Operating Income
North America	$171	$126	36%	36%	$575	$443	30%	30%
South America	32	48	(33%)	(40%)	96	125	(23%)	(22%)
Asia-Pacific	33	27	22%	22%	88	70	26%	29%
EMEA	32	30	7%	13%	131	90	46%	58%
Corporate	(49)	(40)	(23%)	(23%)	(124)	(109)	(14%)	(14%)
Sub-total	219	191	15%	14%	766	619	24%	27%
Acquisition/integration costs	—	—			—	(1)
Restructuring/impairment charges	(10)	—			(10)	(4)
Other matters	4	(9)			(1)	(9)
Total Operating Income	$213	$182	17%	16%	$755	$605	25%	28%

II. Non-GAAP Information
To supplement the consolidated financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, restructuring and impairment charges, Mexico tax items, and other specified items. We generally use the term “adjusted” when referring to these non-GAAP amounts.
Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
Non-GAAP financial measures are not prepared in accordance with GAAP; so our non-GAAP information is not necessarily comparable to similarly titled measures presented by other companies. A reconciliation of each non-GAAP financial measure to the most comparable GAAP measure is provided in the tables below.
Ingredion Incorporated
Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to
Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS
(Unaudited)

	Three Months Ended September 30, 2023		Three Months Ended September 30, 2022		Nine Months Ended September 30, 2023		Nine Months Ended September 30, 2022
	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income attributable to Ingredion	$158	$2.36	$106	$1.59	$512	$7.63	$378	$5.63

Add back:

Acquisition/integration costs (i)	—	—	—	—	—	—	1	0.01

Restructuring/impairment charges (ii)	7	0.10	—	—	7	0.10	3	0.05

Other matters (iii)	(3)	(0.05)	7	0.11	1	0.01	7	0.11

Tax item - Mexico (iv)	(1)	(0.01)	(1)	(0.02)	(15)	(0.22)	(2)	(0.03)

Other tax matters (v)	(5)	(0.07)	3	0.05	(5)	(0.07)	2	0.03

Non-GAAP adjusted net income attributable to Ingredion	$156	$2.33	$115	$1.73	$500	$7.45	$389	$5.80
Net income and EPS may not foot or recalculate due to rounding.

II. Non-GAAP Information (continued)

Notes
(i) During the nine months ended September 30, 2022, we recorded pre-tax acquisition and integration charges of $1 million for our acquisition and integration of KaTech, as well as our investment in the Argentina joint venture.
(ii) During the three months ended September 30, 2023, we recorded a $10 million pre-tax other-than-temporary impairment charge on our equity method investments. During the nine months ended September 30, 2022, we recorded $4 million of remaining pre-tax restructuring-related charges for the Cost Smart program.
(iii) During the nine months ended September 30, 2023, we recorded pre-tax charges of $5 million primarily related to the impacts of a U.S.-based work stoppage. This was partially offset by $4 million of insurance recoveries recorded during the three months ended September 30, 2023.
During the three months ended September 30, 2022, we recorded pre-tax charges of $9 million primarily related to the impacts of a U.S.-based work stoppage.
(iv) We recorded tax benefits of $1 million and $15 million for the three and nine months ended September 30, 2023, respectively, and tax benefits of $1 million and $2 million for the three and nine months ended September 30, 2022, respectively, as a result of the movement of the Mexican peso against the U.S. dollar and its impact on the remeasurement of our Mexico financial statements during the periods.
(v) This item relates to net prior year tax liabilities and contingencies, impacts from the Pakistan Super Tax, IRS Notice 2023-55, and tax results of the above non-GAAP addbacks. These were offset by interest on previously recognized tax benefits for certain Brazilian local incentives which were previously taxable.

Ingredion Incorporated
Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income
(Unaudited)

(in millions, pre-tax)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating income	$213	$182	$755	$605

Add back:

Acquisition/integration costs (i)	—	—	—	1

Restructuring/impairment charges (ii)	10	—	10	4

Other matters (iii)	(4)	9	1	9

Non-GAAP adjusted operating income	$219	$191	$766	$619
For notes (i) through (iii), see notes (i) through (iii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate
(Unaudited)

(in millions)	Three Months Ended September 30, 2023			Nine Months Ended September 30, 2023
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$185	$25	13.5%	$663	$145	21.9%

Add back:

Restructuring/impairment charges (ii)	10	3		10	3

Other matters (iii)	(4)	(1)		1	—

Tax item - Mexico (iv)	—	1		—	15

Other tax matters (v)	—	5		—	5

Adjusted Non-GAAP	$191	$33	17.3%	$674	$168	24.9%

(in millions)	Three Months Ended September 30, 2022			Nine months ended September 30, 2022
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$161	$52	32.3%	$544	$157	28.9%

Add back:

Acquisition/integration costs (i)	—	—		1	—

Restructuring/impairment charges (ii)	—	—		4	1

Other matters (iii)	9	2		9	2

Tax item - Mexico (iv)	—	1		—	2

Other tax matters (v)	—	(3)		—	(2)

Adjusted Non-GAAP	$170	$52	30.6%	$558	$160	28.7%
For notes (i) through (v), see notes (i) through (v) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected GAAP Diluted Earnings per Share (“GAAP EPS”)
to Expected Adjusted Diluted Earnings per Share (“Adjusted EPS”)
(Unaudited)

	Expected EPS Range for Full-Year 2023
	Low End of Guidance	High End of Guidance
GAAP EPS	$9.25	$9.65

Add:

Impairment/restructuring charges (i)	0.10	0.10

Other matters (ii)	0.01	0.01

Tax item - Mexico (iii)	(0.23)	(0.23)

Other tax matters (iv)	(0.08)	(0.08)

Adjusted EPS	$9.05	$9.45
Above is a reconciliation of our expected full-year 2023 diluted EPS to our expected full-year 2023 adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. These amounts include, but are not limited to, adjustments to GAAP EPS for impairment and restructuring charges, other matters and certain other tax items. We generally exclude these adjustments from our adjusted EPS guidance. For these reasons, we are more confident in our ability to forecast adjusted EPS than we are in our ability to forecast GAAP EPS.
These adjustments to GAAP EPS for 2023 include the following:
(i)Other-than-temporary impairment charge on our equity method investments.
(ii)Charges primarily related to the impacts of a U.S.-based work stoppage and partially offset by insurance recoveries.
(iii)Tax benefit as a result of the movement of the Mexican peso against the U.S. dollar and its impact on the remeasurement of the Company's Mexico financial statements during the period.
(iv)Tax items relating to net prior year tax liabilities and contingencies, impacts from the Pakistan Super Tax, IRS Notice 2023-55, and tax results of the above non-GAAP addbacks. These were offset by interest on previously recognized tax benefits for certain Brazilian local incentives which were previously taxable.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected GAAP Effective Tax Rate (“GAAP ETR”)
to Expected Adjusted Effective Tax Rate (“Adjusted ETR”)
(Unaudited)

	Expected Effective Tax Rate Range for Full-Year 2023
	Low End of Guidance	High End of Guidance
GAAP ETR	22.5%	23.5%

Add:

Restructuring/impairment charges (i)	0.1%	0.1%

Other matters (ii)	—%	—%

Tax item - Mexico (iii)	1.8%	1.8%

Other tax matters (iv)	0.6%	0.6%

Adjusted ETR	25.0%	26.0%
Above is a reconciliation of our expected full-year 2023 GAAP ETR to our expected full-year 2023 adjusted ETR. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. These amounts include, but are not limited to, adjustments to GAAP ETR for restructuring/impairment charges, other matters and certain other tax items. We generally exclude these adjustments from our adjusted ETR guidance. For these reasons, we are more confident in our ability to forecast adjusted ETR than we are in our ability to forecast GAAP ETR.
These adjustments to GAAP ETR for 2023 include the following:
(i)Tax impact from other-than-temporary impairment charges on our equity method investments.
(ii)Tax impact primarily on charges related to the impacts of a U.S.-based work stoppage, partially offset by tax impact from insurance recoveries.
(iii)Tax benefit as a result of the movement of the Mexican peso against the U.S. dollar and its impact to the remeasurement of our Mexico financial statements during the period.
(iv)Tax impact from net prior year tax liabilities and contingencies, impacts from the Pakistan Super Tax, IRS Notice 2023-55, and tax results of the above non-GAAP addbacks. These were offset by interest on previously recognized tax benefits for certain Brazilian local incentives which were previously taxable.